LOAN AND SECURITY AGREEMENT

By and Between

PLM RAIL V, LLC,

And

LASALLE BANK NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of June 29, 2004 (the “Agreement”), is executed by and between PLM RAIL V, LLC, a Delaware limited liability company (the “Borrower”), which has its chief executive office located at One North LaSalle Street, Suite 2700, Chicago, Illinois 60602, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

R E C I T A L S:

A.   The Borrower desires to borrow funds and obtain other financial accommodations from the Bank.

B.   Pursuant to the Borrower’s request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

A G R E E M E N T S:

1   DEFINITIONS.
1.1   Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“ACH Transaction” shall mean any interbank transfer of funds governed by the Rules of the National Automated Clearing House.

“Acquisition Cost” shall mean, with respect to a Railcar, the sum of (i) the purchase price of such Railcar (including modifications, as applicable), (ii) delivery charges and acquisition fees up to 5% of the purchase price of such Railcar, and (iii) all applicable taxes paid by the Borrower with respect to such Railcar.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote five percent (5.00%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agency Fee” shall have the meaning specified in Section 8.23.

“Applicable Margin” shall mean, with respect to the applicable Loan type, the margin set forth in the table below opposite such Loan type corresponding to the interest rate option selected by the Borrower:

Loan Type	LIBOR Rate	Base Rate

Revolving Loan	2.25%	0.50%
Term Loan	2.50%	0.75%

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, and (b) the sale or lease of inventory in the ordinary course of business; provided, however that neither (i) payment by the Borrower for services rendered to the Borrower in the ordinary course of its business made from sources other than the disposition of any Lease, Lease Schedule or any Railcar, equipment or other personal property subject thereto, nor (ii) distributions to the Borrower’s owners otherwise permitted by this Agreement, shall constitute an Asset Disposition.

“Bank Product Agreements” shall mean those certain cash management service agreements entered into from time to time by the Borrower, any Subsidiary or any of their respective Affiliates with the Bank or any Affiliate of the Bank.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Subsidiary to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary or any Affiliate by the Bank or any Affiliate of the Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Base Rate” shall mean the higher of (i) the Prime Rate, or (ii) the Federal Funds Rate.

“Base Rate Loan” or “Base Rate Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Base Rate plus the Applicable Margin.

“Base Tangible Net Worth” shall mean (a) with respect to the Borrower, the sum of (i) 10% of the Acquisition Cost of any Tier One Railcars acquired by the Borrower on or prior to September, 30, 2004, and (ii) 20% of the Acquisition Cost of any Tier Two Railcars acquired by the Borrower on or prior to September 30, 2004, and (b) with respect to PLM Equipment Growth Fund, the Tangible Net Worth of PLM Equipment Growth Fund as of June 30, 2004.

“Borrowing Base Amount” shall mean, at any time, an amount equal to the sum of (i) 90% of the Acquisition Cost of Eligible Railcars constituting Tier One Railcars, and (ii) 80% of the Acquisition Cost of Eligible Railcars constituting Tier Two Railcars.

“Borrowing Base Certificate” shall mean a certificate to be signed by the Borrower certifying to the accuracy of the Borrowing Base Amounts substantially in the form of Exhibit D to this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible with respect to which the lessee is required to concurrently recognize the acquisition of an asset and the incurrence of a liability on the financial statements of such lessee in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person, as lessee under such Capital Lease, which is or will, in accordance with GAAP, be required to appear as a liability on the balance sheet of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Bank.

“Change in Control” shall mean the occurrence of any of the following events: (a) PLM Equipment Growth Fund, PLM Financial Services Inc. or MLPI Holdings, Inc. shall cease to own and control, directly or indirectly, 100% of the outstanding Capital Securities of the Borrower; (b) the Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary; or (c) the granting by PLM Equipment Growth Fund, PLM Financial Services Inc. or MLPI Holdings Inc., directly or indirectly, of a security interest in its ownership interest in the Borrower, which could result in a change in the identity of the individuals or entities in control of the Borrower. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“Closing Date” shall mean June 29, 2004.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Conversion Amount” shall have the meaning specified in Section 2.1(d) hereof.

“Covenant Compliance Certificate” shall have the meaning specified in Section 8.12 hereof.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean, with respect to an Obligation, a per annum rate of interest equal to the rate otherwise applicable to such Obligation plus two percent (2.00%).

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“Designated Lessor” shall mean, with respect to a Lease, an Affiliate of the Borrower acting as lessor under the Lease for the benefit of the Borrower with respect to the Railcars and other items of equipment and personal property of the Borrower set forth on any Lease Schedule attached thereto.

“EBITDA” shall mean, for any period, the sum for such period of: (i) consolidated Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax), plus (iv) Depreciation, plus (v) all other non-cash charges.

“Eligible Railcar” shall mean each Railcar that meets each of the following requirements:

(a)   if such Railcar is not presently subject to an Eligible Railcar Lease, that portion of the Acquisition Cost of such Railcar funded by a Loan (the “Eligibility Amount”), together with the Eligibility Amount of all other Railcars owned by the Borrower not subject to Eligible Railcar Leases, does not comprise at any time more than 33% of the Eligibility Amount of all Railcars which have been acquired with the proceeds of a Loan and which continue to be subject to a Lien in favor of the Bank;

(b)   if such Railcar is subject to an Eligible Railcar Lease, no material default, event of default or similar event or occurrence has occurred under or with respect to such Eligible Railcar Lease and such Eligible Railcar Lease is presently in full force and effect subject to (to the knowledge of the Borrower) no offsets on the part of the Eligible Lessee party thereto;

(c)   to the knowledge of the Borrower, such Railcar is not the subject of any casualty, condemnation or similar occurrence;

(d)   such Railcar is subject to a perfected, first priority Lien in favor of the Bank and is not subject to any other assignment, claim or Lien other than Permitted Liens;

(e)   such Railcar is in good and saleable condition, ordinary wear and tear excepted, and all maintenance required under the Railcar Maintenance and Safety Standards has been duly performed with respect to such Railcar;

(f)   such Railcar is located and primarily used only in (i) the United States of America and (ii) Canada; and

(g)   the Bank shall not have determined, in its reasonable discretion, that such Railcar is otherwise unacceptable.

“Eligible Railcar Lease” shall mean a Lease by the Borrower or a Designated Lessor, as lessor, to an Eligible Lessee, as lessee, of an Eligible Railcar and such Lease shall (a) be non-cancelable (other than by reason of (i) a material casualty loss or condemnation of the Railcar(s) subject thereto, (ii) as a result of a material default or event of default occurring on the part of Borrower or such Designated Lessor as lessor thereunder, or (iii) the bankruptcy of the Eligible Lessee); (b) be for a term in excess of one year; (c) provide for a rental rate consistent with current market terms and conditions in effect at the time of the execution and delivery of such Lease (or, with respect to any renewal thereof, in effect at the time of such renewal); and, (d) be free and clear of all liens other than Permitted Liens.

“Eligible Lessee” shall mean a lessee satisfying one of the following criteria specified below:
(a)   a Rated Lessee;
(b)   a Tier One Listed Lessee;
(c)   a Tier Two Listed Lessee; or
(d)   a lessee otherwise approved by the Bank in writing.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agent” shall mean PLM International, Inc., a Delaware corporation, in its capacity as escrow agent under the Escrow Agreement and its successors and assigns in such capacity.

“Escrow Agreement” shall mean the Escrow Agreement dated May 1, 2003 between and among PLM International, Inc. as Escrow Agent and the signatories identified on Exhibit A thereto or any Joinder (as defined in the Escrow Agreement) thereto, as amended, supplemented or otherwise modified from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Facility Fee” shall have the meaning specified in Section 8.24.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank’s determination of such rate shall be binding and conclusive absent manifest error.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination (in each case measured for the fiscal quarter ending on such date of determination), the ratio of the sum of (i) (a) Borrower’s EBITDA, plus (b) new equity contributions made by PLM Equipment Growth Fund to the Borrower with respect to such period (provided, however, that the inclusion of such equity contributions for purposes of determining the Borrower’s Fixed Charge Coverage Ratio is subject to the timing limitations provided in Section 10.2 of this Agreement), minus (c) the sum of the Borrower’s (1) Capital Expenditures (net of financed Capital Expenditures (which financed Capital Expenditures shall not include Capital Expenditures made by PLM Equipment Growth Fund from its own cash for the benefit of the Borrower)) and (2) Taxes paid in cash by the Borrower, to (ii) the sum of the Borrower’s (a) net Interest Charges, (b) the total expenditures by the Borrower in respect of Capitalized Lease Obligations, and (c) principal payments on any Debt permitted under this Agreement.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guarantor” and “Guarantors” shall mean, respectively, each of and collectively, the following Persons (i) PLM Equipment Growth Fund, (ii) each other Person that hereafter executes a Guaranty in favor of the Bank guaranteeing any or all of the Obligations.

“Guaranty” shall have the meaning set forth in Section 3.1(d) hereof.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period (on a consolidated basis in accordance with GAAP), the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

“Interest Period” shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by the Borrower by notice given to the Bank not less than three (3) Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; (iv) the Borrower shall select an Interest Period so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such Loan; and (v) the final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the maturity date of such Loan.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Liabilities” shall mean, as of any date of determination, all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP as of such date of determination.

“Lease” shall mean a lease agreement between the Borrower or a Designated Lessor, as lessor, and any other Person, as lessee, whereby the Borrower or such Designated Lessor, as applicable, leases the Railcar(s) and other equipment and personal property identified therein to such Person for the term stated therein, together with all amendments, supplements and other modifications thereto.

“Lease Schedule” shall have the meaning specified in Section 6.8.

“LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion. The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate, of which at any time, the Borrower may identify no more than six (6) advances of the Loans which will bear interest at the LIBOR Rate.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus the Applicable Margin, which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans and all Term Loans (whether Base Rate Loans or LIBOR Loans) made by the Bank to the Borrower, under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, the Guarantors or any of their respective Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Lockbox” shall have the meaning set forth in Section 6.7 hereof.

“Lockbox Account” shall have the meaning set forth in Section 6.7 hereof.

“Management Contract” shall mean each and every management, service and similar agreement between the Borrower and any one or more of PLM Transportation Equipment Corporation, Transportation Equipment-PLM, LLC, and/or any other Affiliate of the Borrower, and/or any third-party providing such management services.

“Management Fees” shall mean all fees and other amounts due and payable by the Borrower or any Guarantor under or with respect to a Management Contract. Management Fees shall not include any Operating Expenses.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Borrower and its Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

“Material Affiliate Credit Agreements” shall mean (a) the Amended and Restated Warehousing Credit Agreement, dated as of March 17, 2004, among PLM Equipment Growth Fund, PLM Equipment Growth Fund VI, PLM Equipment Growth & Income Fund VII, Transportation Equipment-PLM, LLC, PLM Financial Services, Inc., the lenders identified therein and Comerica Bank as agent for such lenders, as the same shall be amended, supplemented or otherwise modified from time to time, and (b) that certain Non-Recourse Note dated as of August 31, 1995, issued by Residential Based Finance Corporation, payable to Sanwa Business Credit, which note has been assumed by PLM Transportation Equipment Corp.

“Net Cash Proceeds” shall mean:

(a)   with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)   with respect to any issuance of Capital Securities, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)   with respect to any issuance of Debt, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Net Income” shall mean, with respect to any Person and its Subsidiaries for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.6(a) hereof.

“Note” and shall mean the Revolving Note or a Term Note, as the context requires.

“Obligations” shall mean (without duplication) the Loans, as evidenced by the Notes, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower to the Bank under this Agreement and any other Loan Document, all Hedging Obligations which are owed to the Bank or any Affiliate of the Bank by the Borrower relating hereto, and all Bank Products Obligations relating hereto, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

“Obligor” shall mean the Borrower, any Guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Operating Expenses” means the aggregate amount of (i) all reasonable out-of-pocket expenses and costs incurred in connection with the ownership of the Railcars, including, without limitation, all expenses and costs relating to the following: any maintenance activity including amounts paid to American Railcar Industries; storage; cleaning; testing; restenciling; painting; inspections; repositioning; switching; any property taxes, ad valorem taxes, or gross receipts taxes imposed upon or against the Railcars; and such other costs as the Manager and the Bank (as defined in the Loan and Security Agreement) may agree; plus (ii) a reasonable allocation of all out-of-pocket costs and expenses for reasonable accounting fees relating to the Railcars including those paid in connection with any audited financial statements requested by the Bank; reasonable legal fees paid relating to the Railcars; insurance premiums paid with respect to the Railcars; and all other charges, assessments, or levies imposed against upon or against the Railcars in the ordinary course of business.

“Organizational Identification Number” means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Overage Amount” shall have the meaning set forth in Section 2.1(c)(i).

“PLM Equipment Growth Fund” shall mean PLM Equipment Growth Fund V, a California limited partnership.

“Permitted Acquisition” shall mean the acquisition of Eligible Railcars.

“Permitted Disposition” shall mean the sale, lease or transfer of Railcars in the ordinary course of the Borrower’s business so long as the proceeds of such sale, lease or transfer are applied as required by the terms of this Agreement.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which the Borrower maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding two-hundred fifty thousand and 00/100 Dollars ($250,000.00) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.11 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (f) Liens granted to the Bank hereunder and under the Loan Documents; (g) Liens granted to a lessee under a Lease or to a Permitted Sublessee under a Permitted Sublease so long as, in each case, (i) no such Lien extends to any real, personal or mixed property of the Borrower other than the Railcar(s) and related equipment and personal property then being leased to such lessee or Permitted Sublessee, as the case may be, under such Lease or Permitted Sublease, and (ii) each such Lien is at all times subject and subordinate to the Liens granted to the Bank hereunder and under the Loan Documents; and (h) Liens in Collateral specifically released from the Lien of this Agreement (i) by the Bank in writing in connection with Permitted Takeout Financing relating to the Collateral so released, or (ii) in connection with the prepayment in full of all Obligations relating to the Loan related to the Collateral so released.

“Permitted Sublease” means a sublease whereby the lessee under a Lease leases all or a portion of the Railcar(s) and other equipment and personal property leased by the Borrower or a Designated Lessor to such lessee under such Lease to another Person where such lessee remains fully liable to the Borrower or such Designated Lessor for all obligations under such Lease, together with all amendments, supplements and other modifications thereto.

“Permitted Sublessee” means a Person that subleases Railcar(s) or equipment or other personal property subject to a Lease from the lessee under such Lease pursuant to a Permitted Sublease.

“Permitted Takeout Financing” is Debt of the Borrower with a maturity not less than five years, the net proceeds of which will be used to pay one or more Revolving Loans or Term Loans.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Railcar” shall mean a new or used railcar not more than 25 years old in serviceable condition owned by the Borrower and suitable for an Eligible Railcar Lease.

“Railcar Filings” shall mean filings with one or more of the Railcar Filing Authorities.

“Railcar Filing Authorities” shall mean (i) the Surface Transportation Board, and (ii) the Registrar General of Canada.

“Railcar Maintenance and Safety Standards” shall mean (i) maintenance standards promulgated by the American Association of Railroads, (ii) safety standards promulgated by the U.S. Department of Transportation, and (iii) safety standards promulgated under the Canadian Transportation Authority.

“Rated Lessee” shall mean a Person with a current credit rating of (i) at least Baa3 by Moody’s Investor Service, Inc., (ii) at least BBB- by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or (iii) an equivalent rating by another nationally recognized rating agency acceptable to the Bank.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Reporting Company” shall mean a Person required to submit its annual and quarterly financial statements to the Securities and Exchange Commission under the terms of the Securities and Exchange Act of 1934.

“Reserve Account” shall have the meaning specified in Section 3.6 hereof.

“Reserve Amount” shall have the meaning specified in Section 3.6 hereof.

“Revolving Interest Rate” shall mean, with respect to a Revolving Loan, during the Revolving Loan Period applicable thereto, an interest rate (determined at Borrower’s option from time to time) equal to either (i) the Base Rate applicable to Revolving Loans plus the Applicable Margin, or (ii) the LIBOR Rate applicable to Revolving Loans plus the Applicable Margin.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance of funds and the aggregate of all such direct advances, from time to time in the form of either Base Rate Loans and/or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the aggregate outstanding principal balance of all Revolving Loans and all Term Loans, or (b) the Borrowing Base Amount minus the aggregate outstanding principal balance of all Revolving Loans and all Term Loans.

“Revolving Loan Commitment” shall mean fifteen million and 00/100 Dollars ($15,000,000.00).

“Revolving Loan Conversion Date” shall mean, with respect to a Revolving Loan that the Borrower has asked the Bank to convert into a Term Loan in accordance with Section 2.1(d), the first Business Day following the Revolving Loan Maturity Date applicable to the Revolving Loan to be so converted.

“Revolving Loan Facility Termination Date” shall mean the earlier to occur of (i) the Term Loan Maturity Date, (ii) the date the Revolving Loan Commitment has been reduced to zero, or (iii) the date the Revolving Loan Commitment has otherwise been terminated in accordance with the terms of this Agreement.

“Revolving Loan Maturity Date” shall mean, with respect to each Revolving Loan made hereunder, one hundred eighty (180) calendar days after the date such Revolving Loan is made by the Bank to the Borrower hereunder.

“Revolving Loan Period” shall mean, with respect to a Revolving Loan, the period commencing on the date such Revolving Loan is made to the Borrower and ending on (i) with respect to a Revolving Loan that has not been converted to a Term Loan, the Revolving Loan Maturity Date, and (ii) with respect to a Revolving Loan that has been converted to a Term Loan, the Revolving Loan Conversion Date applicable thereto.

“Revolving Note” shall have the meaning set forth in Section 4.1 hereof.

“Senior Debt” shall mean all Debt of the Borrower and its Subsidiaries other than Subordinated Debt.

“Subordinated Debt” shall mean, as of any date of determination, that portion of the Debt of the Borrower and its Subsidiaries which is subordinated to the Obligations in a manner satisfactory to the Bank, including, but not limited to, right and time of payment of principal and interest with respect thereto. Subordinated Debt shall, in all events, include (i) all Management Fees, and (ii) all other distributions described in Section 9.6 hereof (whether or not the same constitute Debt).

“Subordination Agreement” shall mean any agreement (in form and substance satisfactory to the Bank) executed and delivered by a holder of Subordinated Debt in favor of the Bank pursuant to which such holder subordinates payment of the Subordinated Debt held by it to payment of the Obligations, or all of them collectively, as the context may require, and all amendments and supplements thereto and modifications thereof.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Tangible Assets” shall mean, as of any date of determination, the total of all assets appearing on a balance sheet of the Borrower prepared in accordance with GAAP as of such date of determination (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, Affiliates, officers or employees of the Borrower.

“Tangible Net Worth” shall mean at any time the total of Tangible Assets minus Liabilities plus Subordinated Debt.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by any governmental authority and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Interest Rate” shall mean, with respect to a Term Loan, an interest rate (determined at Borrower’s option from time to time) equal to either (i) the Base Rate applicable to Term Loans plus the Applicable Margin, or (ii) the LIBOR Rate applicable to Term Loans plus the Applicable Margin.

“Term Loan” shall mean a Revolving Loan which has been converted into a Term Loan pursuant to Sections 2.1(d) and 2.2 hereof.

“Term Loan Facility” shall mean the credit facility provided by the Bank to the Borrower under Section 2.2 hereof.

“Term Loan Facility Termination Date” shall mean the earlier to occur of (i) the Term Loan Maturity Date, or (ii) the date the Bank accelerates the Obligations pursuant to Section 12 hereof.

“Term Loan Maturity Date” shall mean June 29, 2006.

“Term Loan Prepayment Date” shall have the meaning set forth in Section 2.2(e)(i).

“Term Note” shall have the meaning set forth in Section 4.2 hereof.

“Tier One Listed Lessee” shall mean:

(a)   Agriliance LLC;
(b)   Aux Sable Liquid Products LP;
(c)   Elbow River Resources Ltd.;
(d)   Factor Gas Liquids Inc.;
(e)   International Commodities Export Consortium;
(f)   Kinetic Resources (LPG);
(g)   NGL Supply Co. Ltd.;
(h)   Nova Chemicals (Canada) Ltd.;
(i)   Tauber Oil Company;
(j)   Koch Industries/Koch Nitrogen;
(k)   Octel Starreon LLC;
(l)   Petromont and Company Ltd.;
(m)   Tesoro Petroleum Corporation; and
(n)   each other person or entity from time to time approved in writing by the Bank as a Tier One Listed Lessee.

“Tier One Railcar” shall mean a Railcar owned by the Borrower that is 10 years old or newer.

“Tier Two Listed Lessee” shall mean:

(a)   Octel Starreon LLC;
(b)   Petromont and Company Ltd.;
(c)   Tesoro Petroleum Corporation; and
(d)   each other person or entity from time to time approved in writing by the Bank as a Tier Two Listed Lessee.

“Tier Two Railcar” shall mean a Railcar owned by the Borrower that is more than 10 years old.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

1.2   Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3   Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4   Other Interpretive Provisions.

(a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)   Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(c)   The term “including” is not limiting, and means “including, without limitation”.

(d)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)   Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)   To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)   This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(h)   This Agreement and the other Loan Documents are the result of negotiations between, and have been reviewed by, counsel to the Borrower and the Bank and the other parties thereto and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank than against the Borrower merely because of the Bank’s involvement in their preparation.

2   COMMITMENT OF THE BANK.

2.1   Revolving Loans.

(a)   Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make Revolving Loans at such times and in such amounts as the Borrower may from time to time request until, but not including, the Revolving Loan Facility Termination Date; provided, however, that the Bank shall have no obligation to make a Revolving Loan if (i) after giving effect to such Revolving Loan, there would then be more than eight Revolving Loans and/or Term Loans outstanding under this Agreement, (ii) after giving effect to such Revolving Loan, the aggregate outstanding principal balance of all Revolving Loans would then exceed Revolving Loan Availability, or (iii) such Revolving Loan would be made in an amount less than $1,500,000. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Facility Termination Date. The Revolving Loans shall be used by the Borrower for the purpose of acquiring Railcars.

(b)   Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Base Rate Loans, shall be due and payable monthly, in arrears, (i) on the last Business Day of each calendar month commencing on June 30, 2004 and continuing thereafter, and (ii) on the Revolving Loan Maturity Date applicable thereto. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable (i) on the last Business Day of each Interest Period (provided, however, that for Interest Periods of six months, accrued interest shall also be paid on the date which is three months from the first day of such Interest Period), commencing on the first such date to occur after the date hereof, (ii) on the date of any principal repayment of a LIBOR Loan, and (iii) on the Revolving Loan Maturity Date applicable thereto. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)   Revolving Loan Principal Payments.

(i)   Revolving Loan Mandatory Prepayments. All Revolving Loans hereunder shall be converted into a Term Loan in accordance with the terms of this Agreement or repaid by the Borrower on the Revolving Loan Maturity Date applicable thereto, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceeds the Revolving Loan Availability (the amount of such excess herein being the “Overage Amount”), the Borrower shall, without notice or demand of any kind, immediately upon obtaining knowledge of the same, prepay a portion of the outstanding principal amount of Revolving Loans equal to the Overage Amount or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such Overage Amount. Also, if the Borrower chooses not to convert any Revolving Loans which are LIBOR Loans to Base Rate Loans as provided in Section 2.3(b) and Section 2.3(c), then such Revolving Loans shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law (and the Borrower shall prepay the same on and as of such date), all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(ii)   Mandatory Prepayments from Permitted Transactions. All Net Cash Proceeds or proceeds from Permitted Takeout Financing received by the Borrower with respect to Eligible Railcars subject to a Revolving Loan shall be used immediately to prepay said Revolving Loans.

(iii)   Optional Prepayments. The Borrower may from time to time prepay the Revolving Loans which are Base Rate Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: (i) each partial prepayment shall be in an amount equal to five hundred thousand and 00/100 Dollars ($500,000.00), or a higher integral multiple of one hundred thousand 00/100 Dollars ($100,000.00); and (ii) any prepayment of the entire principal balance of the Base Rate Loans shall include accrued interest on such Base Rate Loans to the date of such prepayment.

(iv)   Release of Lien Upon Prepayment of Revolving Loan In Full. Upon prepayment by the Borrower of a Revolving Loan in full and payment of all other Obligations related to such Revolving Loan (and conversion of a Revolving Loan to a Term Loan shall not constitute prepayment thereof for purposes of this Section 2.1(c)(iv)), the Bank’s security interest in the Railcar(s), Lease(s) and Lease Schedule(s) relating to such Revolving Loan shall terminate and the Bank shall (at the cost and expense of the Borrower) execute, deliver and file such evidences of release in respect thereof as the Borrower shall reasonably request.

(d)   Conversion of Revolving Loans to Term Loans; Amount Converted. The Borrower may, by written request provided to the Bank not less than five (5) days prior to the Revolving Loan Maturity Date applicable thereto, request that the Bank convert any Revolving Loan to a Term Loan. Each such request shall be irrevocable and the related conversion shall become effective on the Revolving Loan Conversion Date applicable thereto. On the Revolving Loan Conversion Date applicable to a Revolving Loan, the Borrower shall repay so much of the outstanding principal amount of such Revolving Loan as shall be required to cause the remaining outstanding principal balance thereof (such remaining outstanding principal balance herein being the “Conversion Amount”) to be less than or equal to 75% of the Acquisition Cost of the Eligible Railcars financed by such Revolving Loan. All interest on such converted Revolving Loan which has accrued but remains unpaid on such Revolving Loan as of the related Revolving Loan Conversion Date shall be paid on the Revolving Loan Conversion Date. On and after the Revolving Loan Conversion Date applicable thereto, (i) the Conversion Amount with respect to such converted Revolving Loan, and (ii) all interest, fees and other amounts thereafter accruing on or with respect to the Conversion Amount shall, in each case, be paid in accordance with the terms and provisions of this Agreement applicable to Term Loans. Notwithstanding anything to the contrary contained in this Agreement, no conversion described in this Section 2.1(d) shall be made if an Event of Default shall have occurred and be continuing or an Unmatured Event of Default with respect to Section 11.4 shall have occurred and be continuing.

2.2   Term Loan.

(a)   Term Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to convert each Revolving Loan for which the Borrower has properly requested conversion in accordance with Section 2.1(d) hereof into a Term Loan. On and after the Revolving Loan Conversion Date on which a given Revolving Loan has been converted into a Term Loan, such Term Loan shall bear interest and shall be repaid in accordance with the terms set forth in this Section 2.2. Each Term Loan shall be made in an original principal amount equal to the Conversion Amount applicable to the Revolving Loan from which such Term Loan originated and, as a consequence, no new advance of funds will be made by the Bank in respect of any such Term Loan. Each Term Loan shall be evidenced by a separate Term Note in an amount equal to the Conversion Amount applicable to the Revolving Loan from which such Term Loan originated. The Term Loan may be prepaid in whole or in part (but in amounts not less than $500,000.00 or multiples of $100,000.00; provided, however, that such limitation shall not apply to mandatory prepayments made under Section 2.2(d)) at any time without penalty, unless said Term Loan is a LIBOR Loan and the repayment is on a date other than at the end of an Interest Period, but shall be due in full on the Term Loan Facility Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)   Term Loan Interest Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of a Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on that portion of the principal balance of each Term Loan outstanding from time to time which is a Base Rate Loan, shall be due and payable monthly, in arrears, (i) on the last day of each calendar month commencing on June 30, 2004 and continuing thereafter, and (ii) on the Term Loan Facility Maturity Date. Accrued and unpaid interest on those portions of the principal balance of a Term Loan outstanding from time to time which are LIBOR Loans shall be payable (i) on the last Business Day of each Interest Period, commencing on the first such date to occur after the Revolving Loan Conversion Date applicable to the Revolving Loan from which such Term Loan has been converted, (ii) on the date of any principal repayment of a LIBOR Loan, and (iii) on the Term Loan Facility Maturity Date. Any amount of principal or interest on a Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)   Term Loan Principal Payments. The original principal amount of each Term Loan relating to Tier One Railcars shall be repaid in equal principal installments, each in the amount of .833% of such original principal amount. The original principal amount of each Term Loan relating to Tier Two Railcars shall be repaid in equal principal installments, each in the amount of 1.19% of such original principal amount, in each case beginning on the first day of the calendar month following the calendar month in which the applicable Revolving Loan Conversion Date occurred and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest with respect to such Loan due on the Term Loan Facility Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again. Also, if the Borrower chooses not to convert any portion of the Term Loan which is a LIBOR Loan to a Base Rate Loan as provided in Section 2.3(b) and Section 2.3(c), then the portion of the Term Loan not converted to a Base Rate Loan shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law (and the Borrower shall prepay the same on and as of such date), all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(d)   Term Loan Mandatory Prepayments. All Net Cash Proceeds or proceeds from Permitted Takeout Financing received by the Borrower with respect to Eligible Railcars subject to a Term Loan shall be used immediately to repay said Term Loans.

(e)   Term Loan Optional Prepayments.   Provided that no Event of Default then exists under this Agreement or the Loans, the Borrower may voluntarily prepay the principal balance of any Term Loan, in whole or in part, at any time on or after the date hereof, subject to the following conditions:

(i)   Not less than three (3) days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date (the “Term Loan Prepayment Date”);

(ii)   The Borrower shall pay to the Bank all accrued and unpaid interest on the Term Loan through the Term Loan Prepayment Date on the principal balance being prepaid. Each prepayment of a Term Loan shall be applied to the scheduled installments of such Term Loan in inverse order of maturity.

(f)   Release of Lien Upon Prepayment of Term Loan In Full. Upon prepayment by the Borrower of a Term Loan in full and payment of all other Obligations related to such Term Loan, the Bank’s security interest in the Railcar(s), Lease(s) and Lease Schedule(s) relating to such Term Loan shall terminate and the Bank shall (at the cost and expense of the Borrower) execute, deliver and file such evidences of release in respect thereof as the Borrower shall reasonably request.

2.3   Additional LIBOR Loan Provisions.

(a)   LIBOR Loan Prepayments. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on such LIBOR Loan had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by the Borrower to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(b)   LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower in writing thereof and, so long as the foregoing conditions continue, Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Base Rate Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(c)   Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower in writing and the Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Base Rate Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(d)   LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall reasonably determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

2.4   Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of three hundred sixty (360) days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Notes shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.5   [Reserved]

2.6   Taxes.

(a)   All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank’s failure to comply with the requirements of subsection 2.6(c).

(b)   At the request of the Borrower and at the Borrower’s sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes that have been paid.

(c)   Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank, if such amounts are payable because of the Borrower’s failure to pay when due to the appropriate taxing authority.

(d)   Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to pay any additional amount in respect of an Non-Excluded Taxes pursuant to this Section 2.6 to the extent that such withholding is required because the Bank or an assignee of the Bank, as the case may be, has failed to submit any form or certificate that it is entitled to submit under applicable law.

(e)   The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.7      All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower, and shall be secured by the Bank’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to the Bank in connection with this Agreement or the other Loan Documents.

3   CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans if any of the following conditions shall have occurred.

3.1   Loan Documents. The Borrower shall have failed to perform any of the following or shall have failed to execute and deliver to the Bank any of the following Loan Documents, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)   Loan Agreement. Two original copies of this Agreement duly executed by the Borrower.

(b)   Revolving Note. A Revolving Note duly executed by the Borrower, in the form of Exhibit A hereto.

(c)   Term Note. A Term Note (as and when each Term Loan is made hereunder) duly executed by the Borrower, in the form of Exhibit B hereto.

(d)   Guaranties. A Continuing Unconditional Guaranty dated as of the date of this Agreement (or such later date as the Bank shall approve with respect to subsequent Guarantors), executed by each of the Guarantors to and for the benefit of the Bank, in the form of Exhibit C hereto (each a “Guaranty”).

(e)   Subordination Agreement. A Subordination Agreement dated as of the date of this Agreement, from each holder of Subordinated Debt, in the form prepared by and acceptable to the Bank.

(f)   Borrowing Base Certificate. A Borrowing Base Certificate in the form of Exhibit D hereto, certified as accurate in all material respects by the Borrower.

(g)   Search Results. Copies of search reports (and/or, in the sole discretion of the Bank, opinions of counsel), dated as of a date reasonably acceptable to the Bank, with respect to (i) effective UCC financing statements in all applicable jurisdictions which name the Borrower or any Guarantor, under their respective present names and previous names, as debtors, together with copies of such UCC financing statements, and (ii) such Railcar Filings as the Bank shall reasonably require to determine the ownership of any one or more of the Railcars.

(h)   Filings. Such UCC filings and Railcar Filings as the Bank shall have required to (i) establish a first priority lien in favor of the Bank in and to all Collateral, or (ii) to establish the Borrower’s ownership of any Railcar.

(i)   Organizational and Authorization Documents. On the Closing Date, copies of (i) the Articles of Organization and Operating Agreement of the Borrower, (ii) the applicable organizational documents of each other Obligor; (iii) resolutions of the members of the Borrower and of the authorized principal governing body of each other Obligor approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Borrower and of each other Obligor executing any of the Loan Documents, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower or an Obligor, as applicable, of any changes therein; and (iv) good standing certificates in the state of formation of the Borrower and each other Obligor and in each other state requested by the Bank.

(j)   Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Bank has been named as a lender’s loss payee with respect to each policy of property or casualty insurance and as an additional insured with respect to all liability policies.

(k)   Bank Accounts. On or prior to the Closing Date, Borrower or an Affiliate of the Borrower shall have opened a demand deposit account at the Bank and shall have opened and established a segregated Reserve Account pursuant to Section 3.6.

(l)   Investment Account. On or prior to the Closing Date, Borrower or an Affiliate of the Borrower shall have opened a Cash Equivalents Investment Account or Accounts and deposited $5.5 million in said accounts.

(m)   Escrow Agreement and Related Access. On or prior to the Closing Date, the Borrower shall have caused the Escrow Agent to (i) deliver a true, correct and complete copy of the Escrow Agreement to the Bank, and (ii) execute and deliver a letter agreement with the Bank consenting to the grant of the security interest contained herein and agreeing to provide the Bank with such access to the Escrow Agent’s records with respect to the Escrow Agreement as the Bank shall reasonably require to determine the nature and scope of the Borrower’s interests under the Escrow Agreement and to the accounts and property from time to time subject thereto.

(n)   Form of Lease. On or prior to the Closing Date, the Borrower shall provide the Bank with a copy of the form of Lease and Lease Schedule to be used by the Borrower in connection with leases of Railcars and related equipment and property.

(o)   Comerica Letter Agreement. On or prior to the Closing Date, the Borrower shall provide the Bank with a letter agreement satisfactory to the Bank executed by Comerica Bank acknowledging the Bank’s security interest in the Railcars, the Leases, and the Escrow Account.

(p)   Opinion of Canadian Counsel. In the event that proceeds of any Revolving Loan will be used to acquire Railcars that will be used in Canada, the Borrower shall deliver an opion of counsel from McCarthy Tetrault (or other Canadian counsel approved by the Bank) in the form attached hereto as Exhibit E.

(q)   Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require.

3.2   Event of Default. Any Event of Default shall have occurred and be continuing or an Unmatured Event of Default with respect to Section 11.4 shall have occurred and be continuing.

3.3   Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon the Borrower.

3.4   Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders having a Material Adverse Effect upon the Borrower.

3.5   Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.6   Reserve Deposit. Concurrently with the request for a Revolving Loan, the Borrower shall deposit an amount equal to ten percent (10%) of the requested Revolving Loan (the “Reserve Amount”) in a segregated deposit account with the Bank (the “Reserve Account”). All amounts on deposit shall serve as additional Collateral for the Loans. The Borrower or Guarantor shall use Reserve Account funds as a last option to make payment of the Obligations, in whole or in part, as necessary. If the Borrower or Guarantor shall fail to do so, the Bank has the option to use Reserve Account funds for payment of the Obligations. If the Borrower shall have repaid all Obligations with respect to a given Revolving Loan (which, for purposes of this Section 3.6, shall require the repayment of all Obligations with respect to any Term Loan into which such Revolving Loan has been converted), the Bank shall promptly, upon written request to do so by the Borrower, remit the Reserve Amount with respect to such Revolving Loan to the Borrower. Reserve Account funds remaining on the Term Loan Facility Termination Date will be promptly returned to the Borrower after all Obligations to the Bank have been indefeasibly paid to the Bank in full.

3.7   Delivery of Lease Schedules. On or prior to the funding of each Revolving Loan, each Railcar and each other item of equipment or other personal property owned by the Borrower and subject to a Lease shall be set forth and described on a Lease Schedule and a true, correct and complete copy of each such Lease or Lease Schedule shall have been delivered to the Bank.

4   NOTES EVIDENCING LOANS.

4.1   Revolving Note. The Revolving Loans shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the “Revolving Note”) in the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount actually advanced to, actually accruing on or actually received from the Borrower or any error in recording such amounts shall not, however, limit or otherwise affect the obligation of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans actually advanced to the Borrower, together with all interest accruing thereon.

4.2   Term Notes. Each Term Loan shall be evidenced by a separate Term Note (together with any and all renewals, extension, modification, substitute or replacement notes executed by the Borrower and given in substitution therefor, a “Term Note” and collectively the “Term Notes”) in the form of Exhibit B hereto, duly executed by the Borrower and payable to the order of the Bank. Each Term Note shall be in an original principal amount equal to the Conversion Amount applicable thereto and, as and when each payment, whether in whole or in part, is made in respect of such Term Note, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the related Term Loan advanced hereunder, (ii) any accrued and unpaid interest owing on the related Term Loan and (iii) all amounts repaid on the related Term Loan. The failure to record any such amount actually advanced to, actually accruing on or actually received from the Borrower or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under any Term Note to repay the principal amount of the related Term Loan actually advanced (or, as applicable, the actual principal amount of any Revolving Loan converted into such Term Loan) to the Borrower, together with all interest accruing thereon.

5   MANNER OF BORROWING.

5.1   Borrowing Procedures. Each Loan may be advanced either as a Base Rate Loan or a LIBOR Loan, provided, however, that at any time, the Borrower may identify no more than six (6) Loans which may be LIBOR Loans. Each Loan shall be made available to the Borrower (in immediately available funds at the times described below) upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor. A request for a Base Rate Loan must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time, three (3) days before the day it is to be funded. Each Revolving Loan must be in an amount equal to $1,500,000 or a higher integral multiple of $100,000 in excess thereof. Each Term Loan shall be in the amount of the related Conversion Amount. If for any reason the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Base Rate Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. The proceeds of each Revolving Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

All requests for Loans shall include (i) a statement by the Borrower detailing (a) the Railcars to be financed by the requested Loans, (b) whether or not such Railcars are Eligible Railcars, and (c) whether or not such Railcars are Tier One Railcars or Tier Two Railcars, and (ii) a schedule listing the Eligible Railcars by car initial and number included as Collateral, their Acquisition Cost and a copy of the Lease and Lease Schedule(s) related thereto and such other documentation as necessary to determine, in the Bank’s reasonable judgment, that the Lease is an Eligible Lease and the Tier One or Tier Two status of the lessees.

Requests for Loans against Eligible Tier Two Railcars will require a Certificate of the Borrower that includes copies of all inspection reports prepared by or on behalf of the Borrower with respect to such Railcars, which reports shall verify the existence and serviceable condition of such Railcars and their suitability for leasing; provided, that notwithstanding anything to the contrary contained herein or in any other Loan Document, the inspection reports relating to such Railcars required herein may be based upon a sampling of the subject Railcars so long as the Borrower or the inspector, as the case may be, performing the applicable inspection and/or investigation with respect to such Railcars reasonably determines that the size of the sample of Railcars examined is sufficient to render the opinions relating to the Railcars described in this paragraph.

5.2   Conversion and Continuation Procedures. Upon notice to the Bank as set forth above, the Borrower may, subject to terms and conditions of this Agreement, (a) elect, as of any Business Day, to convert any Base Rate Loan into a LIBOR Loan; or (b) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day for a new Interest Period, or to convert any such LIBOR Loan into a Base Rate Loan. Such notice shall, in the case of a conversion into a Base Rate Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, and in the case of conversion into, or continuation of, LIBOR Loans, be given before 11:00 a.m., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor. If upon the expiration of any Interest Period applicable to LIBOR Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period. Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 2.3(a).

5.3   [Reserved]

5.4   Certain Conditions. Notwithstanding any other provision of this Agreement, the Bank shall have no obligation to make any Loan, or to permit the continuation of, or any conversion into, any LIBOR Loan if an Event of Default shall have occurred and be continuing or an Unmatured Event of Default with respect to Section 11.4 shall have occurred and be continuing or if any of the conditions set forth in Section 3 shall not have been met.

5.5   Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Bank, at the Bank’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower held at the Bank, or (b) make a Revolving Loan hereunder (which Revolving Loan shall not be subject to the minimum amounts described in Section 5.1 above) to pay the amount of the Obligations.

5.6   Discretionary Disbursements. The Bank, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Bank.

6   SECURITY FOR THE OBLIGATIONS.

6.1   Security for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional first priority security interest in and to any and all of the following property of the Borrower, wheresoever located and whether now existing or hereafter arising or acquired, together with the products and proceeds thereof, all accessions and accessories thereto and all warehouse receipts and documents of title covering any and all of the foregoing (all such property collectively herein being the “Collateral”):

(a)   each Lease (whether or not also constituting an Eligible Railcar Lease) and each Lease Schedule related thereto and all rights of the Borrower under or with respect to each such Lease and Lease Schedule;

(b)   each railcar (whether or not also constituting a Railcar or an Eligible Railcar);

(c)   all other items of equipment or personal property owned by the Borrower that are used or useful in connection with a railcar or which are subject to a Lease;

(d)   all rights of the Borrower under any purchase agreement, bill of sale or similar agreement whereby the Borrower acquired any railcar or any of the equipment or personal property described in subsection (c) above and all deposits of the Borrower made in connection with any such purchase or acquisition;

(e)   all manufacturer’s warranties, manuals and related records relating to any Railcar or any of the equipment or personal property described in subsection (c) above;

(f)   all maintenance records maintained with respect to the Railcars and the equipment and personal property described in subsection (c) above;

(g)   all rights of the Borrower under any maintenance agreements and deposits with respect to the railcars and the equipment and personal property described in subsection (c) above;

(h)   the Reserve Account and all amounts from time to time held therein; and

(i)   all rights of the Borrower in and to the Escrow Agreement and in and to all accounts and property subject thereto.

6.2   Possession and Transfer of Collateral. The Borrower shall not execute, conduct or permit any Asset Disposition with respect to any Collateral unless (i) the Borrower notifies the Bank of such Asset Disposition in writing five (5) Business Days before such Asset Disposition; and (ii) all Net Cash Proceeds or proceeds from Permitted Takeout Financing related to such Asset Disposition are applied to repay the Loans related to the Collateral that is the subject of such Asset Disposition.

6.3   Financing Statements and Other Documents and Filings. The Borrower shall (at its own expense), at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, Railcar Filings, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower shall also make appropriate entries on its books and records disclosing the Bank’s security interests in the Collateral.

6.4   Performance Under Leases. Notwithstanding the security interest granted to the Bank under this Article VI or any other provision of this Agreement, the Borrower hereby agrees that it (or a Designated Lessor) is and will remain responsible for the performance of all duties as lessor with respect to each Lease and each Railcar and all equipment and other personal property subject to each Lease and the Bank shall have no duty or obligation to perform any duty or obligation of Borrower (or any Designated Lessor) as lessor under any Lease or with respect to any Railcar or any equipment or other personal property subject to any Lease.

6.5   Preservation of the Collateral. In addition to the other rights granted to the Bank under this Article VI, the Bank may, but shall not be obligated to, take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession or under its control if the Bank has treated the Collateral with care that is substantially equal to that which the Bank accords its own property. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties.

6.6   Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements, continuations thereof and amendments relating thereto under the UCC, to the extent, if any, that the Borrower’s signature thereon is required therefor, (b) causing all appropriate Railcar Filings to be made with any and all appropriate Railcar Filing Authorities, and (c) obtaining governmental and other third party consents and approvals. The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.7   Lockbox Arrangement. After the occurrence and during the continuance of an Event of Default under Section 11.1 or 11.10, the Bank may require the Borrower to cause each lessee or other obligor under a Lease Schedule to make all payments in respect of such Lease Schedule directly to a post office box (the “Lockbox”) designated by, and under the exclusive control of, the Bank. Pursuant to the Lockbox Agreement, the Borrower shall establish the Lockbox and an account (the “Lockbox Account”) in the Borrower’s name with the Bank into which all payments received in the Lockbox shall be deposited. If the Borrower, a Subsidiary or any director, officer, employee, agent or the Borrower or any Subsidiary, or any other Person acting for or in concert with the Borrower (including, without limitation, any Designated Lessor) shall receive any monies, checks, notes, drafts or other payments under or in respect of any Lease Schedule, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account. The Borrower agrees that all payments made to such Lockbox and Lockbox Account or otherwise received by the Bank will be applied on account of the Revolving Loans or Term Loans, as applicable, in accordance with Section 12.8 of this Agreement. The Borrower agrees to pay all fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Lockbox and the Lockbox Account and depositing for collection by the Bank any check or other item of payment received by the Bank on account of the Obligations. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to the Bank by the Borrower upon demand, and, until paid, shall bear interest at the Default Rate. All checks, drafts, instruments and other items of payment under or with respect to a Lease Schedule shall be endorsed by the Borrower (or the Borrower’s agent) to the Bank, and, if that endorsement of any such item shall not be made for any reason, the Bank is hereby irrevocably authorized to endorse or cause the endorsement of the same on the Borrower’s behalf. For the purposes of this Section, upon the occurrence and during the continuance of an Event of Default, the Borrower irrevocably hereby makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower’s true and lawful attorney and agent-in-fact (which appointment is coupled with an interest) (i) to endorse the Borrower’s name upon said items of payment; (ii) to take control in any manner of any such item of payment; and (iii) to have access to any lock box or postal box into which any Collateral or any proceeds of Collateral have been or are deposited, and to open and process all mail bearing the return address of an Eligible Lessee and addressed to the Borrower (or the Borrower’s agent) deposited therein.

6.8   Separate Lease Schedules; Legend. The Borrower represents, warrants and covenants that each Railcar and each other item of equipment or other personal property owned by the Borrower and subject to a Lease is listed on a lease schedule meeting each of the following criteria (each a “Lease Schedule”): (a) such Lease Schedule lists each Railcar and each other item of equipment or personal property owned by the Borrower and subject to such Lease, (b) such Lease Schedule does not include any item of personal property owned by any Person other than the Borrower, (c) such Lease Schedule incorporates all terms of the related Lease, and (d) each counterpart of such Lease Schedule contains a conspicuous legend at the top of the first page thereof in substantially the following form: “THIS LEASE SCHEDULE AND ALL EQUIPMENT AND OTHER PERSONAL PROPERTY LISTED HEREON IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF LASALLE BANK NATIONAL ASSOCIATION (THE “BANK”) AND ANY SALE, TRANSFER OR OTHER DISPOSITION OF THIS LEASE SCHEDULE OR ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERLY LISTED HEREON WITHOUT THE EXPRESS WRITTEN CONSENT OF THE BANK VIOLATES THE BANK’S RIGHTS AS SECURED PARTY WITH RESPECT TO THIS LEASE SCHEDULE AND THE EQUIPMENT AND OTHER PERSONAL PROPERTY LISTED HEREON.”

6.9   Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

6.10   Power of Attorney. In addition to the rights and powers otherwise granted to the Bank in this Article VI, the Borrower, for purposes of the Bank’s performance of any or all of the Borrower’s duties, rights and obligations described in this Article VI (which the Bank is authorized, but not obligated to do), hereby irrevocably makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower’s true and lawful attorney and agent-in-fact for purposes of performing and completing all such duties, rights and obligations.

7   REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall survive the execution and delivery of this Agreement:

7.1   Borrower Organization and Name. The Borrower is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The Borrower’s Organizational Identification Number is 3793464. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

7.2   Authorization. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings hereunder and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of organization or operating agreement of the Borrower. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3   Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4   Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower or any other Obligor in connection therewith or with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of organization, operating agreement or similar organizational document of the Borrower or any other Obligor, as applicable, or (iii) any agreement, indenture, instrument or other document (including, without limitation, any Material Affiliate Credit Agreement), or any judgment, order or decree, which is binding upon the Borrower or any other Obligor or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, other than Liens in favor of the Bank created pursuant to this Agreement.

7.5   Ownership of Properties; Liens. The Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6   Equity Ownership. All issued and outstanding Capital Securities of the Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Bank, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower except those, if any, set forth on Schedule 7.6 hereto.

7.7   Intellectual Property. The Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrower (including, without limitation, such access to the records and software of the Escrow Agent as shall be reasonably required to determine the nature of the Borrower’s interest in the Escrow Agreement and the accounts and other property subject thereto), without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

7.8   Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly in all material respects the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

Financial statements shall consist of an income statement, balance sheet and cash flow statement for the fiscal period and the sum of results for all fiscal periods year-to-date.

7.9   Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or, to the Borrower’s knowledge, threatened, against the Borrower, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon the Borrower, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to subsection 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to subsection 8.8(b) and not permitted by Section 9.1.

7.10   Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

7.11   Adverse Circumstances. Without limiting the representations and warranties made in Section 7.9 hereof, to the Borrower’s knowledge, no condition, circumstance, proceeding, event, agreement, document, instrument or restriction, exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12   Environmental Laws and Hazardous Substances. The Borrower represents, warrants and agrees with the Bank that (i) the Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall promptly notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Substance or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substance or any other environmental, health or safety matter, which materially affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances, and (iv) the Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substance. The Borrower further agrees to allow the Bank or its agent access to the properties of the Borrower to confirm compliance with all Environmental Laws (provided, however, that such access rights with respect to Railcars and other property subject to Leases shall be subject to the terms of such Leases; provided, further, that if the Bank reasonably requires access to a given Railcar or other property subject to a Lease for purposes of assessing the Borrower’s compliance with Environmental Laws and the related Lease prevents the Bank from gaining such access, the Borrower shall cooperate with and assist the Bank in obtaining such access), and the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13   Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14   ERISA Obligations. All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15   Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or, to the knowledge of the Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (iii) no unfair labor practice complaint is pending against the Borrower or, to the knowledge of the Borrower, threatened before any governmental authority.

7.16   Security Interest. This Agreement creates a valid security interest in favor of the Bank in the Collateral and, when properly perfected by filing in the appropriate jurisdictions (including, without limitation any appropriate Railcar Filings), or by possession or control of such Collateral by the Bank or delivery of such Collateral to the Bank, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.17   Lending Relationship. The Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Notes payable to its order as evidence of a bank loan.

7.18   Taxes. The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or, to the knowledge of the Borrower, threatened in respect of any tax returns of the Borrower. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.19   Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.20   Governmental Regulation. None of the Borrower or any Guarantor are, or after giving effect to any Loan, will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.21   Bank Accounts. The Borrower has Deposit Accounts and operating bank accounts located at the Bank as provided in Section 3.1(k). The Borrower has other Deposit Accounts which are listed on Schedule 7.21 attached hereto.

7.22   Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral (other than Railcars), if other than at such principal place of business, is as set forth on Schedule 7.22 attached hereto and made a part hereof, and the Borrower shall promptly notify the Bank of any change in such locations. The Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Bank, except that Railcars may be located elsewhere within the United States and Canada.

7.23   Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.24   Subordinated Debt. To the knowledge of the Borrower, the subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Bank. To the knowledge of the Borrower, the Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. The Borrower acknowledges that the Bank is entering into this Agreement and is making the Loans in reliance upon the subordination provisions contained in the Subordination Agreement relating to the Subordinated Debt and this Section 7.24.

8   AFFIRMATIVE COVENANTS.

8.1   Compliance with Bank Regulatory Requirements; Increased Costs. If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the LIBOR Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank; or (b) shall impose on the Bank any other condition affecting its LIBOR Loans, the Notes or its obligation to make LIBOR Loans; and the result of anything described in subsections (a) and (b) above is to increase the cost to (or to impose a cost on) the Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Notes with respect thereto, then upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which the Bank first made demand therefor.

If the Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Bank or any Person controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to the Bank such additional amount as will compensate the Bank or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which the Bank first made demand therefor.

8.2   Borrower Existence. The Borrower shall at all times preserve and maintain (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which the Borrower is presently conducting. If the Borrower does not have an Organizational Identification Number on the Closing Date and later obtains one, the Borrower shall promptly notify the Bank of such Organizational Identification Number.

8.3   Compliance With Laws. The Borrower shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations (including, without limitation, all Railcar Maintenance and Safety Standards), decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4   Payment of Taxes and Liabilities. The Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5   Maintain Property. The Borrower shall at all times maintain, preserve and keep, or cause to be maintained, preserved and kept, its plant, and material properties and equipment, including, but not limited to, any Collateral, in good repair, working order and saleable condition, ordinary wear and tear excepted, and shall from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. Without limiting the generality of the foregoing, the Borrower shall at all times cause each Railcar to be used and maintained in accordance with the Railcar Maintenance and Safety Standards. Subject to the terms of the Leases, the Borrower shall permit the Bank or its agent to examine and inspect such plant, properties and equipment, including, but not limited to, any Collateral. If the terms of any Lease shall prevent the Bank or its agent from conducting the foregoing examinations and inspections with respect to a given Railcar or other property subject to a Lease, the Borrower shall cooperate with and assist the Bank in obtaining such access to such Railcars and other property as the Bank shall reasonably require to conduct the applicable examination or inspection. The Bank agrees to provide reasonable prior notice of any such inspection so long as no Event of Default or Unmatured Event of Default then exists.

8.6   Maintain Insurance. The Borrower shall at all times maintain, with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Bank. The Borrower shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Bank. The Borrower shall cause each issuer of an insurance policy to provide the Bank with an endorsement (i) showing the Bank as lender’s loss payee with respect to each policy of property or casualty insurance; (ii) naming the Bank as an additional insured with respect to all liability policies, and (iii) providing that thirty (30) days notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. The Borrower shall execute and deliver to the Bank a collateral assignment, in form and substance satisfactory to the Bank, of each business interruption insurance policy, if any, maintained by the Borrower.

IN THE EVENT THE BORROWER EITHER FAILS TO PROVIDE THE BANK WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS SECTION OR AT ANY TIME HEREAFTER SHALL FAIL TO OBTAIN OR MAINTAIN ANY OF THE POLICIES OF INSURANCE REQUIRED ABOVE, OR TO PAY ANY PREMIUM IN WHOLE OR IN PART RELATING THERETO, THEN THE BANK, WITHOUT WAIVING OR RELEASING ANY OBLIGATION OR DEFAULT BY THE BORROWER HEREUNDER, MAY AT ANY TIME (BUT SHALL BE UNDER NO OBLIGATION TO SO ACT), OBTAIN AND MAINTAIN SUCH POLICIES OF INSURANCE AND PAY SUCH PREMIUMS AND TAKE ANY OTHER ACTION WITH RESPECT THERETO, WHICH THE BANK DEEMS ADVISABLE. THIS INSURANCE COVERAGE (A) MAY, BUT NEED NOT, PROTECT THE BORROWER’S INTERESTS IN SUCH PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE COLLATERAL, AND (B) MAY NOT PAY ANY CLAIM MADE BY, OR AGAINST, THE BORROWER IN CONNECTION WITH SUCH PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE BANK, BUT ONLY AFTER PROVIDING THE BANK WITH EVIDENCE THAT THE BORROWER HAS OBTAINED THE INSURANCE COVERAGE REQUIRED BY THIS SECTION. IF THE BANK PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

8.7   ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank promptly upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8   Financial Statements. The Borrower shall at all times maintain accurate and adequate books and records, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a)   promptly when available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of (i) the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Bank as accurate and certified as true and correct by the Borrower’s treasurer, chief financial officer, president or vice president - finance;

(b)   promptly when available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the financial statements of the Borrower regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer, chief financial officer, president or vice president - finance;

(c)   within twenty (20) days after the end of each calendar month, a report of the Escrow Agent in the form of the trial balance report attached hereto as Exhibit F (including a summary of account codes used in such report) detailing the Borrower’s interest in all accounts and other property governed by the terms of the Escrow Agreement, together with such supporting documentation as the Bank shall reasonably require to verify the substance of such report; and

(d)   within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower in all material respects. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom. The Bank agrees to provide reasonable prior notice of any such inspection so long as no Event of Default or Unmatured Event of Default then exists. The Borrower agrees to advise the Bank immediately of any material adverse change in the financial condition, the operations or any other status of the Borrower.

8.9   Guarantor Financial Statements. The Borrower shall furnish, or cause to be furnished, to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Guarantor, including, but not limited to:

(a)   promptly when available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Guarantor, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended (and the financial statements included in the Guarantor’s 10-K filings with the Securities and Exchange Commission for the applicable fiscal year shall be satisfactory for the purposes herein so long as the Guarantor remains a Reporting Company provided that the same are delivered to the Bank at the times required above) and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Guarantor and reasonably acceptable to the Bank as accurate and certified as true and correct by the treasurer, chief financial officer, president or vice president – finance of the general partner of the Guarantor; and

(b)   promptly when available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the financial statements of the Guarantor regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended (and the financial statements included in the Guarantor’s 10-Q filings with the Securities and Exchange Commission for the applicable fiscal quarter shall be satisfactory for the purposes provided herein so long as the Guarantor remains a Reporting Company provided that the same are delivered to the Bank at the times required above) and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified as true and correct by the treasurer, chief financial officer, president or vice president – finance of the general partner of the Guarantor.

The Borrower represents and warrants to the Bank that (i) the Guarantor shall at all times maintain accurate and adequate books and records, on the accrual basis of accounting and in all respects in accordance with GAAP, (ii) no change with respect to such accounting principles shall be made by the Guarantor without giving prior notification to the Bank, (iii) the financial statements of the Guarantor delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will fairly and accurately reflect the financial condition of the Guarantor in all material respects, (iv) the Bank shall have the right at all times during business hours to inspect the books and records of the Guarantor and make extracts therefrom (and the Bank agrees to provide reasonable prior notice of any such inspection so long as no Event of Default or Unmatured Event of Default then exists), and (v) the Borrower agrees to advise the Bank immediately of any material adverse change in the financial condition, the operations or any other status of the Guarantor.

8.10   Supplemental Financial Statements. The Borrower shall promptly upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

8.11   Borrowing Base Certificate. The Borrower shall, (a) within ten (10) days after the end of each month, and (b) at any time the Borrower shall request a Loan hereunder, deliver to the Bank a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an authorized representative of the Borrower, provided, however, at any time an Event of Default exists, the Bank may require the Borrower to deliver Borrowing Base Certificates more frequently, but not more frequently than weekly.

8.12   Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Section 8.8, deliver to the Bank a duly completed compliance certificate in the form of Exhibit G hereto (a “Covenant Compliance Certificate”), dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.13   Additional Reports Relating to Railcars and Leases. In addition to the reports elsewhere described in this Agreement, the Borrower shall provide the following information at the following times with respect to the Railcars (i) prior to or concurrent with the Borrower’s acquisition of any Railcar (a) such information as the Bank shall reasonably require to demonstrate the Borrower’s acquisition and ownership thereof free and clear of all Liens other than Permitted Liens, (b) the Acquisition Cost of such Railcar, together with such supporting documentation as the Bank shall reasonably require relating to the determination of such Acquisition Cost, (c) at the Bank’s request, copies of all warranties, maintenance records, appraisals and related materials, if any, obtained by the Borrower from the seller of such Railcar, (ii) periodic reports (at reasonable intervals) as to the Borrower’s compliance with the Railcar Maintenance and Safety Standards in the form of Exhibit H attached hereto, (iii) monthly reports as to which Railcars are presently subject to Leases and Eligible Railcar Leases and as to whether or not, to the best of the Borrower’s knowledge, any default, event of default, casualty loss or similar event or occurrence has occurred with respect to any such Lease or Eligible Railcar Lease or any Railcar subject to any of the foregoing in the form of Exhibit I attached hereto, and (iv) such other reports relating to the Leases, the Eligible Railcar Leases and the Railcars as the Bank shall from time to time reasonably require.

8.14   Field Audits. The Borrower shall, subject to the terms of the Leases, permit the Bank or its agent to inspect the Railcars, other tangible assets and/or other business operations of the Borrower, to perform appraisals of the Railcars and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the Railcars and any other Collateral, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion. If the terms of any Lease shall prevent the Bank or its agent from conducting the inspections, appraisals and other reviews and audits described in the preceding sentence, the Borrower shall cooperate with and assist the Bank, at the Borrower’s own expense, in obtaining such access to the Railcars, books and records or other assets as the Bank shall reasonably require to conduct the applicable inspection, appraisal or other review or audit. Provided no Event of Default or Unmatured Event of Default exists, all such inspections or audits by the Bank shall be at the Bank’s expense. Notwithstanding the foregoing, the Borrower shall reimburse the Bank for its audit fees and expenses related to the Bank’s initial audit of the Borrower.

8.15   Other Reports. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

8.16   Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral, including, without limitation, placing any legend or other indication of the Bank’s security interest thereon as required under Article VI.

8.17   Intellectual Property. The Borrower shall maintain, preserve and renew all Intellectual Property (including, without limitation, such access to the records and software of the Escrow Agent as shall be reasonably required to determine the nature of the Borrower’s interest in the Escrow Agreement and the accounts and other property subject thereto) necessary for the conduct of its business as and where the same is currently located as heretofore conducted by it or as hereafter conducted by it except to the extent that the Borrower’s failure to do so would not have a Material Adverse Effect.

8.18   Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties is subject which might reasonably be expected to have a Material Adverse Effect;

8.19   Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after obtaining knowledge thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.20   Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property of the Borrower, the Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower of activities in response to the release or threatened release of a Hazardous Substance. The Borrower agrees to cause each Lease to require that the lessee thereunder conduct its business operations in conformity with all applicable Environmental Laws.

8.21   Further Assurances. The Borrower shall take such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by Collateral, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements, Railcar Filings and other documents, and the filing or recording of any of the foregoing, (b) obtaining possession or control of any Collateral for which a superior priority can be obtained by obtaining such possession or control.

8.22   Non-Utilization Fee. The Borrower agrees to pay to the Bank a non-utilization fee equal to one half of one percent (0.50%) of the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding, plus (ii) the daily average of the aggregate principal amount of all Term Loans outstanding, which non- utilization fee shall be (A) calculated on the basis of a year consisting of three hundred sixty (360) days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2004, and on the Revolving Loan Facility Termination Date.

8.23 Agency Fee. The Borrower agrees to pay to the Bank an annual agency fee (the “Agency Fee”) of $5,000 per annum. The initial installment of the Agency Fee shall be due and payable on the Closing Date and subsequent installments shall be due and payable on each anniversary of the Closing Date. Each installment of the Agency Fee shall be deemed fully earned on the date such fee is due. The Agency Fee is nonrefundable and will not be credited to any other fee payable under this Agreement or any other Loan Document.

8.24   Facility Fee. The Borrower agrees to pay to the Bank a one time facility fee (the “Facility Fee”) of $135,000 on the Closing Date. The Facility Fee shall be deemed fully earned by the Bank by its execution and delivery of this Agreement on the Closing Date. The Facility Fee is nonrefundable and will not be creditable against any other fee payable under this Agreement or any other Loan Document.

9   NEGATIVE COVENANTS.

9.1   Debt. The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)   the Obligations under this Agreement and the other Loan Documents;
(b)   Permitted Takeout Financing;
(c)   obligations of the Borrower for Taxes, assessments, municipal or other governmental charges;
(d)   obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;
(e)   Subordinated Debt;
(f)   Hedging Obligations incurred in favor of the Bank or an Affiliate thereof for bona fide hedging purposes and not for speculation; and
(g)   Debt described on Schedule 9.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

9.2   Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3   Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a)   Investments constituting Debt permitted by Section 9.1;
(b)   Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;
(c)   Cash Equivalent Investments;
(d)   Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and
(e)   Investments listed on Schedule 9.3 as of the Closing Date.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (a) or (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4   Transfer; Merger; Sales. The Borrower shall not, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) Permitted Acquisitions, and (ii) purchases of assets in the ordinary course of business, or (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities, except for Permitted Dispositions.

9.5   Issuance of Capital Securities. The Borrower shall not issue any Capital Securities without the prior written consent of the Bank.

9.6   Distributions. Unless (a) no Event of Default or Unmatured Event of Default shall have occurred and be continuing and will not result therefrom, and (b) the same are made in conformity with any applicable limitations in the Subordination Agreement, if any, related thereto, the Borrower shall not (i) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to any of its equityholders, (ii) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (iii) pay any Management Fees or similar fees to any of its equityholders or any Affiliate thereof, (iv) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any other Subordinated Debt, or (v) set aside funds for any of the foregoing.

9.7   Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than (i) the Management Contracts, and (ii) transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

9.8   Unconditional Purchase Obligations. The Borrower shall not, without the prior written consent of the Bank, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9   Cancellation of Debt. The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10   Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower from granting to the Bank a Lien on any of its assets.

9.11   Use of Proceeds. Neither the Borrower nor any of its Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, an Affiliate of the Bank.

9.12   Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) without the prior written consent of the Bank (which consent shall not be unreasonably withheld), change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to have a Material Adverse Effect.

10   FINANCIAL COVENANTS.

10.1   Tangible Net Worth. Either: (a) as of the end of each fiscal quarter of the Borrower ending on or after September 30, 2004, the Borrower shall maintain Tangible Net Worth of not less than the sum of (i) its Base Tangible Net Worth, (ii) the sum of (1) 10% of the Acquisition Cost of any Tier One Railcars acquired by the Borrower after September 30, 2004 and prior to the fiscal quarter end then being measured, and (2) 20% of the Acquisition Cost of any Tier Two Railcars acquired by the Borrower after September 30, 2004 and prior to the fiscal quarter end then being measured, and (iii) fifty percent (50.00%) of the aggregate cumulative consolidated Net Income earned by the Borrower for each fiscal quarter ending after September 30, 2004 (provided, however, that net losses incurred in any fiscal quarter of the Borrower shall not be subtracted in the determination of Tangible Net Worth), or (b) as of the end of each fiscal quarter of PLM Equipment Growth Fund ending on or after September 30, 2004, PLM Equipment Growth Fund shall maintain Tangible Net Worth of not less than the sum of (i) its Base Tangible Net Worth, and (ii) fifty percent (50.00%) of the aggregate cumulative Net Income earned by PLM Equipment Growth Fund for each fiscal quarter ending after June 30, 2004.

10.2   Fixed Charge Coverage. Beginning September 30, 2004, as of the end of each of its fiscal quarters, the Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.2 to 1.00. If the Borrower’s Fixed Charge Coverage Ratio as of a given fiscal quarter end is less than 1.2 to 1.00, PLM Equipment Growth Fund may, within forty-five (45) days of such fiscal quarter end, contribute additional equity to the Borrower which, if actually received by the Borrower prior to the fiscal quarter end for which the Borrower’s Fixed Charge Coverage Ratio is then being calculated, would have caused the Borrower’s Fixed Charge Coverage Ratio to be not less than 1.2 to 1.00. Any such equity contribution actually made in accordance with the preceding sentence shall be deemed to have been made as of the fiscal quarter end immediately preceding the making of such equity contribution for all purposes of this Agreement.

11   EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1   Nonpayment of Obligations. Any amount due and owing on the Notes or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

11.2   Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank to which such Obligor is a party shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3   Nonperformance of Financial Covenants and Negative Covenants. Any failure to comply with or any default in the performance of any covenant or agreement set forth in Articles 9 or 10 or in Section 8.6 or 8.11 of this Agreement.

11.4   Nonperformance of Other Provisions Affecting Bank’s Security Interest. Any failure to perform or default in the performance of any covenant, condition or agreement (other than those described in Sections 11.1, 11.2 and 11.3) contained in this Agreement or the other Loan Documents that affects the Bank’s security interest in the Collateral or any other collateral or the priority thereof and the expiration of any grace period (if any) specifically provided in the applicable covenant, condition or agreement.

11.5   Nonperformance of Other Provisions Containing Grace Periods. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those described in Sections 11.1, 11.2, 11.3 and 11.4) that contains a grace period specific to such covenant, condition or agreement and the expiration of such grace period.

11.6   Nonperformance of Other Provisions Not Containing Grace Periods. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement (other than those described in Sections 11.1, 11.2, 11.3, 11.4 and 11.5) or the other Loan Documents and such failure or default continues for more than thirty (30) days.

11.7   Insufficient Funds to Pay Debt Service and Operating Expenses. The Borrower’s cash and Cash Equivalent Investments shall be insufficient to pay all Operating Expenses of the Borrower as and when the same shall are due.

11.8   Default under Other Debt. Any default by any Obligor in the payment of any obligation with respect to any Debt (other than the Obligations), where the outstanding principal amount, notional amount or other applicable measure of exposure or liability with respect to such Debt is $250,000 or greater, beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.9   Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor, beyond any grace period provided with respect thereto, with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.10   Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.11   Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance and which would have a Material Adverse Effect on the Borrower or any Obligor.

11.12   Change in Control. The occurrence of any Change in Control.

11.13   Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof, which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

11.14   Material Adverse Effect. The occurrence of any event which has a Material Adverse Effect on the Borrower.

11.15   Guaranty. There is a discontinuance by any Guarantor of its Guaranty or any Guarantor shall contest the validity of its Guaranty.

11.16   Escrow Agreement. Any Person to whom an interest in the Escrow Agreement or any account subject to the Escrow Account has been pledged shall (i) accelerate any obligations secured by such interest, (ii) foreclose against such interest, or (iii) otherwise commence the exercise of any remedy in respect of such interest.

11.17   Leases. Any Person to whom an interest in a Lease or any lease schedule thereunder (including, without limitation any Lease Schedule) has been pledged shall (i) accelerate any obligations secured by such interest, (ii) foreclose against such interest, or (iii) shall otherwise commence the exercise of any remedy following any default with respect to the obligations secured by such interest.

11.18   Subordinated Debt. The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cause to not be in full force and effect. The Borrower shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

12   REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.10, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower or any Guarantor of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing, upon the occurrence of an Event of Default:

12.1   Possession and Assembly of Collateral. Subject to the terms of the Leases, the Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Bank. At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral within sixty (60) days and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

12.2   Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Notes and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest on such amount at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate. The Borrower expressly absolves the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3   Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4   UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank related hereto, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5   Additional Remedies. The Bank shall have the right and power to:

(a)   instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)   enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;
(c)   take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)   extend, renew or modify for one or more periods (whether or not longer than the original period) the Notes, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Notes or any of the Obligations;

(e)   grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Notes or any of the Obligations;

(f)   make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

(g)   at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under the Notes or under any of the other Obligations.
The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6   Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes bearing a return address of an Eligible Lessee and addressed to the Borrower (or the Borrower’s agent) and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7   No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.8   Application of Proceeds. The Bank will within three (3) business days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9   No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13   MISCELLANEOUS.

13.1   Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a)   acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b)   release by the Bank of the Borrower, any Guarantor or all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)   release, extension, renewal, modification or substitution by the Bank of the Notes, or any note evidencing any of the Obligations, or the compromise of the liability of any Guarantor of or other person liable with respect to the Obligations; or

(d)   failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2   Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

13.3   Amendments; Waivers. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Borrower and the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4   WAIVER OF DEFENSES. THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. PROVIDED THE BANK ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.5   FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6   WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.7   Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8   Confirmations. The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.9   Confidentiality. As required by federal law and the Bank’s policies and practices, the Bank may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Borrower and designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Bank.

13.10   Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11   Governing Law. This Agreement, the Loan Documents and the Notes shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12   Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13   Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.14   Extensions of Bank’s Commitment and Notes. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank’s commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Notes.

13.15   Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.16   Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

13.17   Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to the Borrower:    PLM Rail V, LLC
           One North LaSalle Street
           Suite 2700
           Chicago, Illinois 60602
           Attention: Mr. Scott Smith, Vice President - Finance

If to the Bank:       LaSalle Bank National Association
           135 South LaSalle Street
           Chicago, Illinois 60603
           Attention: Mr. Robert Hart, First Vice President

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.18   Release of Claims Against Bank. In consideration of the Bank making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank relating hereto from the date of their respective first contact with the Bank until the date of this Agreement including, but not limited to, any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank; provided that the waiver hereunder shall not operate to waive any claim of any Obligor against the Bank attributable to the gross negligence or willful misconduct of the Bank in any matter not related to this Agreement, the Loan Documents or the transactions contemplated hereby. The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

13.19   Costs, Fees and Expenses. The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, Railcar Filing Authority search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Notes and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against the Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

13.20   INDEMNIFICATION. THE BORROWER AGREES TO DEFEND (WITH COUNSEL SATISFACTORY TO THE BANK), PROTECT, INDEMNIFY, EXONERATE AND HOLD HARMLESS EACH INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISTRIBUTIONS OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, THE DISBURSEMENTS AND THE REASONABLE FEES OF COUNSEL FOR EACH INDEMNIFIED PARTY THERETO, WHICH SHALL ALSO INCLUDE, WITHOUT LIMITATION, ATTORNEYS’ FEES AND TIME CHARGES OF ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNIFIED PARTY), WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST, ANY INDEMNIFIED PARTY (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE OR LOCAL LAWS OR REGULATIONS, INCLUDING, WITHOUT LIMITATION, SECURITIES, ENVIRONMENTAL LAWS AND COMMERCIAL LAWS AND REGULATIONS, UNDER COMMON LAW OR IN EQUITY, OR BASED ON CONTRACT OR OTHERWISE) IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION RELATED OR ATTENDANT THERETO, THE PREPARATION, EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE LOAN DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, THE MAKING OR ISSUANCE AND MANAGEMENT OF THE LOANS, THE USE OR INTENDED USE OF THE PROCEEDS OF THE LOANS, THE ENFORCEMENT OF THE BANK’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT, THE LOAN DOCUMENTS, THE NOTE[S], ANY OTHER INSTRUMENTS AND DOCUMENTS DELIVERED HEREUNDER, OR UNDER ANY OTHER AGREEMENT BETWEEN THE BORROWER AND THE BANK; PROVIDED, HOWEVER, THAT THE BORROWER SHALL NOT HAVE ANY OBLIGATIONS HEREUNDER TO ANY INDEMNIFIED PARTY WITH RESPECT TO MATTERS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE BEEN CAUSED BY OR RESULTING FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH INDEMNIFIED PARTY. TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY SET FORTH IN THE PRECEDING SENTENCE MAY BE UNENFORCEABLE BECAUSE IT VIOLATES ANY LAW OR PUBLIC POLICY, THE BORROWER SHALL SATISFY SUCH UNDERTAKING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, COST OR EXPENSE COVERED BY THIS INDEMNITY SHALL BE PAID TO EACH INDEMNIFIED PARTY ON DEMAND, AND FAILING PROMPT PAYMENT, TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE FROM THE DATE INCURRED BY EACH INDEMNIFIED PARTY UNTIL PAID BY THE BORROWER, SHALL BE ADDED TO THE OBLIGATIONS OF THE BORROWER AND BE SECURED BY THE COLLATERAL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OTHER OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

13.21   Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

(Signature Page Follows)

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

PLM RAIL V, LLC,
a Delaware limited liability company

By: Transportation Equipment-PLM, LLC,
a Delaware limited liability company, its manager

By:   ________________________________
Name:   ________________________________
Title:   ________________________________

Agreed and accepted:

LASALLE BANK NATIONAL
ASSOCIATION, a national banking association

By:   ________________________________
Name:   ________________________________
Title:   ________________________________

[Signature Page to PLM Rail Credit Agreement]